Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of June 26, 2016 (the “Effective Date”) by and between United Therapeutics Corporation (the “Company”) and Michael Benkowitz (the “Executive”).

WHEREAS, the Company has employed Executive since April 4, 2011 as Executive Vice President, Organizational Development (“Initial Start Date”);

WHEREAS, the Board of Directors of the Company has appointed Executive as President and Chief Operating Officer with effect from the Effective Date, and the Company desires to employ Executive in such a position, subject to the terms and conditions herein set forth; and

WHEREAS, the parties desire this Agreement to supersede and replace on a going-forward basis all previous or existing agreements between the Company and Executive relating to the subject matter covered by this Agreement;

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows.

1.                                      Employment.  Upon the other terms and conditions hereinafter stated, the Company agrees to employ the Executive and the Executive agrees to accept employment by the Company for the term set forth in Section 2 hereof and in the position and with the duties and responsibilities set forth in Section 3 hereof.  Executive warrants that he is under no restriction that would prevent him from entering into this Agreement and from complying with all of its provisions to their fullest extent.

2.                                      Term.  The term of the Executive’s employment under this Agreement will commence on the Effective Date, and end on the third anniversary of the Effective Date (the “Initial Term”), and thereafter shall continue from year to year for additional one-year terms (the “Additional Terms”), unless and until either party shall give notice of such party’s intent to terminate not less than 60 days prior to the end of the then-current Initial Term or Additional Term, which termination shall be effective at the expiration of said term, or until sooner terminated as hereinafter set forth.

3.                                      Position and Duties.

(a)                                 Executive shall serve as President and Chief Operating Officer, with such duties and responsibilities (i) as are normally performed by such an executive of a biotechnology company and (ii) as may be assigned to Executive from time to time by the Company’s Chairman and Chief Executive Officer.  The Executive shall report to the Company’s Chairman and Chief Executive Officer.  The Executive shall at all times exert his best efforts and loyalty on behalf of the Company and shall devote full time and attention to such employment.

(b)                                 Executive shall perform his duties from the Company’s Research Triangle Park, North Carolina offices, although Executive will travel as necessary or desirable to fulfill his duties and responsibilities to the Company.

(c)                                  The Executive agrees to abide by all employment guidelines and policies as may be developed from time to time by the Company and applicable to all employees of the Company, including, without limitation, the United Therapeutics Corporation Company Manual, the United Therapeutics Corporation Securities Trades by Company Personnel Policy, the Code of Conduct and Business Ethics and the United Therapeutics Corporation Media & Analyst Communication Policy.

4.                                      Compensation and Related Matters.  The Company shall provide the following compensation and benefits to the Executive:

(a)                                 The Company shall pay to the Executive an annual base salary of $650,000 (the “Base Salary”) such annual base salary to be subject to review and increase annually by the Company at the Company’s discretion.  The Base Salary shall be payable semi-monthly or in such other installments as shall be consistent with the Company’s payroll procedures.  The Company shall deduct and withhold all necessary social security and withholding taxes and any other similar sums required by law or authorized by the Executive with respect to payment of the Base Salary and all other amounts and benefits payable under this Agreement.

(b)                                 Executive is eligible to participate in the standard health, dental, vision care, short and long-term disability, life insurance and 401(k) benefits provided to the Company’s employees.  Detailed benefits information including employee costs will be included in annual enrollment information as provided to Company employees.  Additionally, Executive has received a copy of the Employee Handbook that explains many of United Therapeutics’ policies and procedures, which Handbook is updated from time to time and is available on the Company’s intranet.

5.                                      Expenses.  The Executive shall be reimbursed by the Company for reasonable travel and other expenses that are incurred and accounted for in accordance with the Company’s normal practices.

6.                                      Vacation.  Executive shall participate in the Company’s discretionary time off program, which went into effect January 1, 2016, or such other program or benefit as the Company may offer to its similarly situated employees.

7.                                      Termination of Employment.

(a)                                 The Executive’s employment hereunder shall terminate upon the Executive’s death.

(b)                                 The Company may terminate the Executive’s employment hereunder as set forth in Section 2 above, and under the following circumstances:

(i)                                     If, as a result of the Executive’s incapacity or other disability owing to physical or mental illness, the Executive shall have been unable to perform all of the Executive’s material duties hereunder by reason of illness, or physical or mental disability or other similar capacity, with or without reasonable accommodation, which inability shall continue for more than two (2) consecutive months, the Company may terminate the Executive’s employment hereunder.

(ii)                                  The Company may terminate the Executive’s employment hereunder for “Cause.”  For purposes of this Agreement, the Company shall have “Cause” to terminate the Executive’s employment hereunder upon the (A) failure of the Executive (other than for reasons described in Sections 7(a) and 7(b)(i) hereof) to perform or observe any of the material terms or provisions of this Agreement;  (B) negligent or unsatisfactory performance of the Executive’s duties under this Agreement and the failure of the Executive, within 10 days after receipt of notice from the Company setting forth in reasonable detail the nature of the Executive’s negligent or unsatisfactory performance, (i) to provide the Company with a reasonably satisfactory explanation of the Executive’s actions (or inaction) and (ii) to correct to the satisfaction of the Company any reasonably identified deficiencies; (C) employment- or profession-related misconduct or other employment- or profession-related similar action on the part of the Executive; (D) conviction of the Executive of a crime involving a felony, fraud, embezzlement or the like; or (E) misappropriation of the Company funds or misuse of the Company’s assets by Executive, or other act of dishonesty by Executive.

(iii)                               The Company may terminate Executive’s employment hereunder without “Cause” at any time subject to the compensation provisions in subsection 8 below.

(c)                                  Any termination of the Executive’s employment by the Company or by the Executive (other than pursuant to Section 7(a) hereof) shall be communicated by written “Notice of Termination” to the other party hereto in accordance with Section 12(c) hereof, which shall indicate the specific termination provision in this Agreement relied upon, if any, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

(d)                                 For purposes of this Agreement, the “Date of Termination” shall mean (i) if the Executive’s employment is terminated by the Executive’s death, the date of the Executive’s death;  (ii) if the Executive’s employment is terminated pursuant to Section 7(b)(i) hereof, thirty (30) days after the Notice of Termination; provided, however, that the Executive shall not have returned to the performance of the Executive’s duties on a full-time basis during such thirty (30) day period; (iii) if the Executive’s employment is terminated pursuant to Section 7(b)(ii) hereof, the date specified in the Notice of Termination (which date, in the case of termination of Executive’s employment solely pursuant to clause (B) of Section 7(b)(ii) by reason of inadequate performance, shall not be sooner than thirty (30) days from the date of the Notice of Termination); and (iv) if the Executive’s employment is terminated for any other reason, the date on which the Notice of Termination is given.

(e)                                  Following termination of this Agreement, Executive shall promptly make himself reasonably available to assist the Company with any information or other requests.

8.                                      Compensation Upon Termination.

(a)                                 If the Executive’s employment is terminated by the Executive’s death, the Company shall pay to the Executive’s estate or as may be directed by the legal representatives of such estate, the Executive’s full Base Salary through the Date of Termination at the rate in effect at the time of the Executive’s death.

(b)                                 During any period that the Executive fails to perform the Executive’s duties hereunder solely as a result of incapacity due to physical or mental illness (“disability period”), the Executive shall continue to receive the Executive’s full base salary through the Date of Termination at the rate in effect at the time the Notice of Termination is given and all other unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination in connection with any fringe benefits or under any incentive compensation plan or program of the Company hereof, at the time such payments are due; provided that payments so made to the Executive during the disability period shall be reduced by the sum of the amounts, if any, payable to the Executive at or prior to the time of any such payment under disability benefit plans of the Company and which amounts were not previously applied to reduce any such payment.

(c)                                  If the Executive shall terminate the Executive’s employment or the Company terminates the Executive’s employment for Cause as provided in Section 7(b)(ii) hereof, the Company shall pay the Executive the Executive’s full Base Salary through the Date of Termination at the rate in effect at the time the Notice of Termination is given, and the Company shall have no further obligations to the Executive under this Agreement.

(d)                                 Subject to Section 8(e) below, if the Company terminates Executive’s employment without Cause, the Company shall pay to Executive a lump-sum amount equal to Executive’s Base Salary for the time remaining in the then-current Initial Term or Additional Term, payable in a manner consistent with the Company’s payroll procedures.  Such payments are subject to Executive executing (and not revoking) a release of claims acceptable to the Company within twenty-one (21) days following the Date of Termination (and not revoking such release).

(e)                                  Company and Executive are parties to that certain Change in Control Severance Agreement, dated as of February 14, 2012 (the “CiC Agreement”). Capitalized terms used but not defined in this Section 8(e) shall have the meanings ascribed to such terms in the CiC Agreement.  If Executive’s employment with the Company and its Affiliates (i) is involuntarily terminated by the Company and its Affiliates within one year following a Change in Control other than due to Cause (as defined in the CiC Agreement), Total Disability or death, or (ii) is Terminated by Executive for Good Reason within one year following a Change in Control, subject to Executive executing a release of claims acceptable to the Company within twenty-one (21) days following the Date of Termination (and not revoking such release), Executive shall be entitled to the following (in addition to any benefits to which Executive is entitled under the CiC Agreement):

(i)                                     (A) all unvested share tracking awards; (B) all unvested options to purchase shares of the Company’s Common Stock; and (C) all other awards subject to vesting, in each case granted by the Company to Executive prior to Executive’s Date of Termination, shall immediately vest in Executive as of the date of such termination, and the exercise period for each such previously-granted share tracking award, option or other award, including those awards previously vested but unexercised, shall be the full remaining duration of the term of each such share tracking award, option or other award.

(f)                                   Compensation to Executive upon termination described in this Section 8 shall be and is hereby made expressly contingent upon Executive’s ongoing compliance with non-competition, confidentiality, non-solicitation, continuing cooperation and all other obligations of Executive that survive termination of this Agreement.

9.                                      Intellectual Property Rights.

(a)                                 Assignment of Intellectual Property.  As between the Company and Executive, Executive agrees that all right, title, and interest in and to any and all copyrightable material, notes, records, drawings, designs, logos, inventions, improvements, developments, discoveries, ideas and trade secrets conceived, discovered, authored, invented, developed or reduced to practice by Executive, solely or in collaboration with others, during the period of time Executive is in the employ of the Company (including during Executive’s off-duty hours), or with the use of Company’s equipment, supplies, facilities, or Confidential Information (as defined below), and any copyrights, patents, trade secrets, or other intellectual property rights relating to the foregoing, except as provided in Section 9(g) below (collectively, “Inventions”), are the sole property of the Company. Executive also agrees to promptly make full written disclosure to the Company of any Inventions, and to deliver and assign and hereby irrevocably assign fully to the Company all of Executive’s right, title and interest in and to Inventions. Executive agrees that this assignment includes a present conveyance to the Company of ownership of Inventions that are not yet in existence. Executive further acknowledges that all original works of authorship that are made by Executive (solely or jointly with others) within the scope of and during the period of Executive’s employment with the Company and that are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. Executive understands and agrees that the decision whether or not to commercialize or market any Inventions is within the Company’s sole discretion and for the Company’s sole benefit, and that no royalty or other consideration will be due to Executive as a result of the Company’s efforts to commercialize or market any such Inventions.

(b)                                 Pre-Existing Materials. Executive will inform the Company in writing before incorporating any inventions, discoveries, ideas, original works of authorship, developments, improvements, trade secrets and other proprietary information or intellectual property rights owned by Executive or in which Executive has an interest prior to, or separate from, Executive’s employment with the Company, including, without limitation, any such inventions that are not assigned to the Company pursuant to the terms of this Agreement (“Prior Inventions”) into any Inventions or otherwise utilizing any such Prior Invention in the course of Executive’s employment with the Company; and the Company is hereby granted a nonexclusive, royalty-free, perpetual, irrevocable, transferable worldwide license (with the right to grant and authorize sublicenses) to make, have made, use, import, offer for sale, sell, reproduce, distribute, modify, adapt, prepare derivative works of, display, perform, and otherwise exploit such Prior Inventions, without restriction, including, without limitation, as part of or in connection with such Inventions, and to practice any method related thereto. Executive will not incorporate any inventions, discoveries, ideas, original works of authorship, developments, improvements, trade secrets and other proprietary information or intellectual property rights owned by any third party into any Inventions without the Company’s prior written permission. Executive represents and warrants that there are no Prior Inventions.

(c)                                  Moral Rights. Any assignment to the Company of Inventions includes all rights of attribution, paternity, integrity, modification, disclosure and withdrawal, and any other rights throughout the world that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively, “Moral Rights”). To the extent that Moral Rights cannot be assigned under applicable law, Executive hereby waives and agrees not to enforce any and all Moral Rights, including, without limitation, any limitation on subsequent modification, to the extent permitted under applicable law.

(d)                                 Maintenance of Records. Executive agrees to keep and maintain adequate, current, accurate, and authentic written records of all Inventions made by Executive (solely or jointly with others) during the term of Executive’s employment with the Company. The records will be in the form of notes, sketches, drawings, electronic files, reports, or any other format that may be specified by the Company. As between Company and Executive, the records are and will be available to and remain the sole property of the Company at all times.  Executive shall notify the Company’s Legal Department of any Inventions and shall make copies of all documents or reports relating to such Inventions available to the Company.  Any Invention shall be reported to the Company’s Legal Department regardless of whether, in Employee’s opinion, a given Invention is of value to the Company, or is protectable under patent, copyright, or the laws of any jurisdiction.

(e)                                  Further Assurances. Executive agrees to assist the Company, or its designee, at the Company’s reasonable expense, in every proper way to secure the Company’s rights in the Inventions in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, and all other instruments that the Company shall deem proper or necessary in order to apply for, register, obtain, maintain, defend, and enforce such rights, and in order to deliver, assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title, and interest in and to all Inventions, and testifying in a suit or other proceeding relating to such Inventions. Executive further agrees that Executive’s obligations under this Section 9(e) shall continue after the termination of this Agreement.

(f)                                   Attorney-in-Fact. Executive agrees that, if the Company is unable because of Executive’s unavailability, mental or physical incapacity, or for any other reason to secure Executive’s signature with respect to any Inventions, including, without limitation, for the purpose of applying for or pursuing any application for any United States or foreign patents or mask work or copyright registrations covering the Inventions assigned to the Company in Section 9(a), then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney-in-fact, to act for and on Executive’s behalf to execute and file any papers and oaths, and to do all other lawfully permitted acts with respect to such Inventions to further the prosecution and issuance of patents, copyright and mask work registrations with the same legal force and effect as if executed by Executive. This power of attorney shall be deemed coupled with an interest, and shall be irrevocable.

(g)                                  Exception to Assignments; Disclosure for Ownership Determination. Executive understands that the provisions of this Agreement requiring assignment of inventions (as defined under Section 9(a) above) to the Company do not apply to any invention that Executive developed entirely on Executive’s own time without using the Company’s equipment, supplies, facilities, trade secret information or Confidential Information, except for those inventions that (i) relate to the Company’s business or actual or demonstrably anticipated research or development, or (ii) result from any work performed by Executive for the Company.  Executive will advise the Company promptly in writing of any inventions that Executive believes meet the criteria for this exception, to permit a determination of ownership by the Company.  Any such disclosure will be received in confidence.

(h)                                 Infringement Actions.  In the event that the Company shall bring an infringement suit against any third parties or shall be sued by any third parties as a result of Executive’s authorship or creation, including any addition and/or modification of the aforementioned Inventions, Executive agrees to cooperate reasonably without charge to the Company, but at its request and expense, in defending against or prosecuting any such suit.  This right shall be cumulative to any other rights of the Company hereunder.

10.                               Obligation of Confidentiality and Non-Competition.

(a)                                 Executive agrees that Executive has a fiduciary duty to the Company and that Executive shall hold in confidence and shall not, except in the course of performing Executive’s employment obligations or pursuant to written authorization from the Company, at any time during or for three years after termination of Executive’s relationship with the Company knowingly (a) directly or indirectly reveal, report, publish, disclose or transfer the Confidential Information or any part thereof to any person or entity; (b) use any of the Confidential Information or any part thereof for any purpose other than for the benefit of the Company; (c) assist any person or entity other than the Company to secure any benefit from the Confidential Information or any part thereof or (d) solicit (on Executive’s behalf or on behalf of any third party) any employee of the Company for the purpose of providing services or products which Executive is prohibited from providing hereunder.

(b)                                 Executive agrees that all Confidential Information, as defined below, shall belong exclusively and without any additional compensation to the Company.  For the purposes of this Agreement, “Confidential Information” shall mean each of the following:  (a) any information or material proprietary to the Company or designated as confidential either orally or in writing by the Company; and (b) any information not generally known by non- Company personnel; and (c) any information which Executive should know the Company would not care to have revealed to others or used in competition with the Company; and (d) any information which Executive made or makes, conceived or conceives, developed or develops or obtained or obtains knowledge or access through or as a result of Executive’s relationship with the Company (including information received, originated, discovered or developed in whole or in part by Executive) from the initial date of Executive’s employment with the Company.

(c)                                  Executive agrees not to accept employment from, nor render services in any capacity for, nor have any other business relationships with, nor engage in any business activity in which it would be useful or helpful to Executive or others with whom he is associated for Executive to use or disclose Confidential Information of the Company, with a “Competing Organization”, meaning any person or organization which is engaged in, or about to become engaged in, research on, or development, production, marketing, leasing, selling, licensing or servicing of, a Competing Product.  Competing Organizations may include, but are not necessarily limited to, Gilead Sciences, Inc., GlaxoSmithKline PLC, Teva Pharmaceuticals USA, Inc., Sandoz Inc., Bayer AG, Actelion Ltd, Pfizer, Inc., Actavis Laboratories FL, Inc., SteadyMed Ltd. and their respective affiliates, and any other company that develops or markets any subsequently approved therapy for the treatment of pulmonary arterial hypertension, for a period of one (1) year following Executive’s last receipt of compensation from the Company, whether the termination of Executive’s employment by either party was with or without Cause. As used in this Agreement, a “Competing Product” means any product, system or service, in existence or under development, of any person or organization other than United Therapeutics which is the same as or similar to, and competes with, a product, process, system or service upon which Executive worked (in either a sales or a non-sales capacity) during the last three years of his or her employment by United Therapeutics or about which Executive acquired Confidential Information in the course of his or her employment with United Therapeutics.  Competing Products may include, but are not necessarily limited to, Flolan, Veletri, Ventavis, Tracleer, Revatio, Opsumit, Adempas, Letairis, Uptravi, and other subsequently approved therapies for the treatment of pulmonary arterial hypertension. The parties acknowledge that the Company’s business after the date of this Agreement may evolve into other or additional areas and activities.  Executive and the Company agree that the terms of this Section 10(c) relating to non-competition are reasonable in scope and length and are necessary for the protection of the Company.  In the event that a court finds the scope of this provision to be unreasonably broad or if the length of time of this provision is found to be unreasonably long, an arbitrator or court, as applicable, shall narrow the scope or shorten the length of time to the extent required to render the provision reasonable and enforceable and shall enforce the provision as so narrowed.

(d)                                 While employed by the Company and for a period of one (1) year following Executive’s last receipt of compensation from the Company, whether the termination of Executive’s employment by either party was with or without Cause, the

Executive will not (i) hire, induce, attempt to hire, assist in hiring, or cause to be hired, directly or indirectly, by another person or organization, any person who was an employee of the Company, and (ii) identify, or furnish any information about, any other employee of the Company to any other person or organization for the purpose of assisting or facilitating the hiring efforts of such other person or organization.

(e)                                  Return of Materials.

(i)                                     Definition of Electronic Media Equipment and Electronic Media Systems. Executive understands that “Electronic Media Equipment” includes, but is not limited to, computers, external storage devices, thumb drives, handheld electronic devices, telephone equipment, and other electronic media devices. Executive understands that “Electronic Media Systems” includes, but is not limited to, computer servers, messaging and email systems or accounts, and web-based services (including cloud-based information storage accounts), whether provided for Executive’s use directly by the Company or by third-party providers on behalf of the Company.

(ii)                                  Return of Company Property. Executive understands that anything that Executive created or worked on for the Company while working for the Company belongs solely to the Company and that Executive cannot remove, retain, or use such information without the Company’s express written permission. Accordingly, upon separation from employment with the Company or upon the Company’s request at any other time, Executive will immediately deliver to the Company, and will not keep in Executive’s possession, recreate, or deliver to anyone else, any and all Company property, including, but not limited to, Confidential Information, all Company equipment including all Company Electronic Media Equipment, all tangible embodiments of the Inventions, all electronically stored information and passwords to access such property, Company credit cards, records, data, notes, notebooks, reports, files, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, photographs, charts, any other documents and property, and reproductions of any of the foregoing items.

(iii)                               Return of Company Information on Company Electronic Media Equipment. In connection with Executive’s obligation to return information to the Company, Executive agrees that Executive will not copy, delete, or alter any information, including personal information voluntarily created or stored, contained upon Executive’s Company Electronic Media Equipment before Executive returns the information to the Company.

(iv)                              Return of Company Information on Personal Electronic Media Equipment. In addition, if Executive has used any personal Electronic Media Equipment or personal Electronic Media Systems to create, receive, store, review, prepare or transmit any Company information, including but not limited to, Confidential Information, Executive agrees to make a prompt and reasonable search for such information in good faith, including reviewing any personal Electronic Media Equipment or personal Electronic Media Systems to locate such information and if Executive locates such information Executive agrees to notify the Company of that fact and then provide the Company with a computer-useable copy of all such Company information from those equipment and systems. Executive agrees to cooperate reasonably with the Company to verify that the necessary copying is completed

(including, upon request, providing a sworn declaration confirming the return of property and deletion of information), and, upon confirmation of compliance by the Company, Executive agrees to delete and expunge all Company information.

(v)                                 No Expectation of Privacy in Company Property. Executive understands that Executive has no expectation of privacy in Company property, and Executive agrees that any Company property situated on Company premises, or held by third-party providers for the benefit of the Company, is subject to inspection by Company personnel at any time with or without further notice. Executive also understands and agrees that as it relates to the Company’s desire to protect its confidential and proprietary information, Executive has no expectation of privacy as to any personal Electronic Media Equipment or personal Electronic Media Systems that Executive has used for Company purposes. Executive further agrees that the Company, at its sole discretion, may have access to such personal Electronic Media Equipment or personal Electronic Media Systems to retrieve, destroy, or ensure the permanent deletion of Company information from such equipment or systems. Executive also consents to an exit interview and an audit to confirm Executive’s compliance with this Section 10, and I will certify in writing that I have complied with the requirements of this Section 10.

11.                               Protected Activity.  Executive understands that nothing in this Agreement shall in any way limit or prohibit Executive from engaging for a lawful purpose in any Protected Activity. For purposes of this Agreement, “Protected Activity” shall mean filing a charge or complaint, or otherwise communicating, cooperating, or participating with, any state, federal, or other governmental agency, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, and the National Labor Relations Board. Notwithstanding any restrictions set forth in this Agreement, Executive understands that he is not required to obtain authorization from the Company prior to disclosing information to, or communicating with, such agencies, nor is Executive obligated to advise the Company as to any such disclosures or communications. Notwithstanding the foregoing, in making any such disclosures or communications, Executive agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Confidential Information to any parties other than the relevant government agencies. Executive further understands that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications, and that any such disclosure without the Company’s written consent shall constitute a material breach of this Agreement.  In addition, Executive hereby acknowledges that the Company has provided him with notice in compliance with the Defend Trade Secrets Act of 2016 regarding immunity from liability for limited disclosures of trade secrets.  The full text of the notice is attached hereto as Exhibit A.

12.                               Miscellaneous.

(a)                                 Entire Agreement.  This Agreement contains the entire agreement between the parties hereto relating to the subject matter hereof, and this Agreement supersedes all prior understandings and agreements, whether oral or written, relating to the employment of the Executive by the Company.

(b)                                 Assignment.  This Agreement shall not be assignable or otherwise transferable by either party hereto, but any amounts owing to Executive upon the Executive’s death shall inure to the benefit of the Executive’s heirs, legatees, legal representatives, executor or administrator.  Notwithstanding the foregoing, this Agreement applies with the prior written consent of the Executive, which consent shall not be unreasonably withheld.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and any such respective heirs, legatees, executors, administrators, representatives, successors and assigns.

(c)                                  Notices.  All notices, demands, requests or other communications which may be, or are required to be given, served or sent by any party to any party pursuant to this Agreement shall be in writing and shall be mailed by first class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by hand delivery, telegram or telex and addressed as follows:

If to the Executive:	Michael Benkowitz
[Address on file with Human Resources Dept.]

If to the Company:	United Therapeutics Corporation
1040 Spring Street
Silver Spring, Maryland 20910
Attn: General Counsel

(d)                                 Amendment; Waiver.  This Agreement shall not be amended, altered, modified or discharged except by an instrument in writing duly executed by the Executive and the Company.  Neither the waiver by the parties hereto of a breach of, or default under, any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of any such provisions, rights or privileges hereunder.

(e)                                  Severability.  The invalidity or unenforceabilty of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

(f)                                   Applicable Law.  This Agreement and the rights and obligations of the parties under this Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Maryland, exclusive of the choice-of-laws rules thereunder.  The parties hereby irrevocably consent and submit to the exclusive jurisdiction of the courts located in the State of Maryland in connection with any suit, action or other proceeding concerning the interpretation or enforcement of this Agreement.  Each party waives and agrees not to assert any defense that such courts lack jurisdiction, venue is improper, inconvenient forum or otherwise.

(g)                                  Survival.  It is the express intention and agreement of the parties hereto that the provisions of Sections 7(e), 8, 9, 10 and 12 hereof shall survive the termination of employment of the Executive.  In addition, all obligations of the Company to make payments hereunder shall survive any termination of this Agreement on the terms and conditions set forth.

(h)                                 Execution.  To facilitate execution, this Agreement may be executed in as many counterparts as may be required; and it shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all persons required to bind any party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each party, or that the signatures of the persons required to bind any party, appear on one or more of the counterparts.  All counterparts shall collectively constitute a single agreement.  It shall not be necessary in making proof of this Agreement to produce or account for more than a number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.

(i)                                     Covenant of Further Assurances.  Upon the request of the Company, Executive shall execute and deliver such documents and take such actions as may be reasonably requested in order to carry out the intent and purposes of this Agreement, including but not limited to executing all documents necessary or desirable to protect the Company’s rights in and title to any work (or tangible expression of an idea) that Executive creates or contributes to the Company in the course of Executive’s employment hereunder.

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement, or have caused this Agreement to be duly executed on their behalf, as of the date first above written.

UNITED THERAPEUTICS CORPORATION

/s/ Michael Benkowitz	/s/ Martine Rothblatt
Michael Benkowitz	By: Martine Rothblatt, PhD

EXHIBIT A

NOTICE OF RIGHTS

SECTION 7 OF THE DEFEND TRADE SECRETS ACT OF 2016

“IMMUNITY FROM LIABILITY FOR CONFIDENTIAL DISCLOSURE OF A TRADE SECRET TO THE GOVERNMENT OR IN A COURT FILING—

(1) IMMUNITY.—An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(2) USE OF TRADE SECRET INFORMATION IN ANTI-RETALIATION LAWSUIT.—An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual—(A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”